Exhibit 4.3

SUPPLEMENTAL INDENTURE NO. 2 (this “Supplemental Indenture”) dated as of November 4, 2024, among Treasure Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), Glatfelter Corporation, a Pennsylvania corporation, which will be renamed Magnera Corporation (the “Company”), certain domestic subsidiaries of the Company (the “Subsidiary Guarantors”) and U.S. Bank Trust Company, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS each of Treasure Escrow Corporation (the “Escrow Issuer”) and Merger Sub II have heretofore executed and delivered to the Trustee a Supplemental Indenture No. 1 dated as of November 4, 2024 to the indenture executed by and between the Escrow Issuer and the Trustee, dated as of October 25, 2024 (as amended, supplemented or otherwise modified, the “Indenture”), providing initially for the issuance of $800,000,000 in aggregate principal amount of the Issuer’s 7.250% Senior Secured Notes due 2031 (the “Securities”) pursuant to which Merger Sub II assumed the rights, obligations and agreements of the Escrow Issuer under the Securities and the Indenture; and

WHEREAS pursuant to Sections 4.11, 4.18, 9.01 and 12.06 of the Indenture, the Trustee, Merger Sub II, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Merger Sub II, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture, the Trustee and the Collateral Agent acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.            Agreement to be Bound. The Company hereby unconditionally assumes Merger Sub II’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in the Indenture and agrees to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of Merger Sub II under the Indenture. The Company hereby becomes party to the Indenture as the “Issuer” for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and agreements of the “Issuer” under the Indenture. The parties hereto agree that Merger Sub II is released from its obligations under the Securities and the Indenture as “Issuer” concurrently with the assumption of those obligations by the Company (other than as a Subsidiary Guarantor).

3.            Agreement to Guarantee. The Subsidiary Guarantors of the Company hereby agree to unconditionally guarantee the Issuer’s Obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

4.            Notices. All notices or other communications to the Company and the Subsidiary Guarantors shall be given as provided in Section 13.02 of the Indenture.

5.            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

6.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.            Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

8.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 2 to be duly executed as of the date first above written.

TREASURE MERGER SUB II, LLC

By:	/s/ Paul G. Wolfram
	Name:	Paul G. Wolfram
	Title:	Vice President

GLATFELTER CORPORATION (TO BE RENAMED MAGNERA CORPORATION)

By:	/s/ James M. Till
	Name:	James M. Till
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ James W. Hall
	Name:	James W. Hall
	Title:	Vice President

AVINTIV, Inc.

AVINTIV Acquisition LLC

AVINTIV Specialty Materials, LLC

PGI Polymer, LLC

Chicopee, LLC

Providencia USA, Inc.

Fabrene, L.L.C.

Dominion Textile (USA), LLC.

PGI Europe, LLC

Fiberweb, LLC

Old Hickory Steamworks, LLC

Berry Film Products Company, Inc.

Berry Film Products Acquisition Company, Inc.

By:	/s/ Jason K. Greene
	Name:	Jason K. Greene
	Title:	Executive Vice President, General Counsel and Secretary

[signatures continue on following page]

Signature Page to Supplemental Indenture No. 2

Treasure Merger Sub II, LLC

Glatfelter Advanced Materials N.A., LLC

Glatfelter Composite Fibers NA, Inc.

Glatfelter Digital Solutions, LLC

Glatfelter Holdings, LLC

Glatfelter Industries Asheville, Inc.

Glatfelter Mt Holly, LLC

Glatfelter Sontara Old Hickory, Inc.

PHG Tea Leaves, Inc.

By:	/s/ Jill L. Urey
	Name:	Jill L. Urey
	Title:	Secretary

Signature Page to Supplemental Indenture No. 2